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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1/Amendment No. 251 to Registration Statement Nos. 333-176691/811-08306 on Form N-4 of our report dated March 31, 2011, relating to the financial statements and financial highlights comprising each of the Sub-Accounts of First MetLife Investors Variable Annuity Account One, and our report dated April 12, 2011, relating to the financial statements of First MetLife Investors Insurance Company, both appearing in the Statement of Additional Information, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
September 16, 2011